Exhibit 99.1

PRESS RELEASE

For Release: August 24, 2012

Contact: Investor Relations

888) 343-8147

Website: www.bankmbank.com

Mackinac Financial Corporation Announces

That it will exit TARP program after a successful auction by the United States Treasury

Mackinac Financial Corporation (Nasdaq: MFNC), the holding company for mBank, announced today that the United States Treasury has successfully auctioned its $11.0 million TARP preferred stock that MFNC issued to the U.S. Treasury in April 2009.  MFNC was notified that the sale was successfully bid at $958.09 per share and sold to seven different investors.  The sale will be consummated on August 29, 2012.

Paul D. Tobias, Chairman of MFNC stated, “We are pleased that there was a successful auction.  MFNC also bid on the repurchase, but bids came in higher than anticipated and we were not a successful bidder.  We are pleased that there are investors that find our preferred stock an attractive investment.  It speaks to our strong financial condition and profitability expectations.”  “We will now turn our attention towards alternative uses for the $11.6 million of net proceeds from our recent common stock issuance.  We will also begin the negotiation with the U.S. Treasury to purchase our common stock warrants.”

Mackinac Financial Corporation is a registered bank holding Corporation formed under the Bank Holding Corporation Act of 1956 with assets in excess of $520 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.